ANDREWS GROUP INCORPORATED

                                               LIST OF SUBSIDIARIES
                                               AS OF MARCH 28, 1996





COMPANY NAME                                           STATE OF INCORPORATION
- ------------                                           ----------------------

Four Star Holdings Corp.                                Delaware (DE)

Marvel V Holdings Inc.                                    DE
Marvel IV Holdings Inc.                                   DE
Marvel III Holdings Inc.                                  DE
Marvel (Parent) Holdings Inc.                             DE
Marvel Holdings Inc.                                      DE
Marvel Entertainment Group, Inc. (79% owned)              DE

NWCG (Parent) Holdings Corporation                        DE
NWCG Holdings Corporation                                 DE
New World Communications Group Incorporated (42% owned)   DE








                                   Exhibit 21